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                     March 22, 2023

       Aarti Kapoor
       Chief Executive Officer and Director
       VMG Consumer Acquisition Corp.
       39 Mesa Street, Suite 310
       San Francisco, CA 94129

                                                        Re: VMG Consumer
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed March 14,
2023
                                                            File No. 001-41057

       Dear Aarti Kapoor:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              Ryan J. Maierson, Esq.